UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                             June 30,
                                                         1998        1997
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                             $1,058     $29,901

 Average Shares of Common Stock Outstanding             32,138      32,138
                                                      ---------    --------

Basic Earnings Per Share                                $ 0.03     $  0.93
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                             $1,058     $29,901

 Average Shares of Common Stock Outstanding             32,138      32,138
 Effect of Dilutive Securities:
  Warrants*                                                127           -
  Options                                                  129          22
                                                      ---------    --------
 Total Shares                                           32,394      32,160
                                                      ---------    --------

Diluted Earnings Per Share                              $ 0.03     $  0.93
                                                      =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.







UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Six Months Ended
                                                             June 30,
                                                         1998        1997
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income (Loss)                                     $(5,977)    $41,393

 Average Shares of Common Stock Outstanding             32,138      32,138
                                                      ---------    --------

Basic Earnings Per Share                               $ (0.19)    $  1.29
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income (Loss)                                     $(5,977)    $41,393

 Average Shares of Common Stock Outstanding             32,138      32,138
 Effect of Dilutive Securities:
  Warrants*                                                  -           -
  Options                                                    -          27
                                                      ---------    --------
 Total Shares                                           32,138      32,165
                                                      ---------    --------

Diluted Earnings Per Share                             $ (0.19)    $  1.29
                                                      =========    ========

*The Warrants are for TEP common stock. However, the dilutive effect is the same as it would be if the Warrants were for UniSource Energy's Common Stock.